SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*


                             QuickLogic Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    74837P108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]       Rule 13d-1(b)

        [ ]       Rule 13d-1(c)

        [X]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                                                Page 1 of 21 Pages

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 74837P108                                               13 G                  Page 2 of 21 Pages
----------------------------------------------------------                     ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Technology Venture Investors-4, L.P. ("TVI-4")
                      Tax ID Number:  94-3088804
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       770,674 shares, except that TVIM-4, the general partner of TVI-4, may
           OWNED BY EACH                      be deemed to have sole voting power, and Johnston, Kagle, Marquardt,
             REPORTING                        McMurtry and Wilson, the members of TVIM-4, may be deemed to have
              PERSON                          shared power to vote these shares.
               WITH                  -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              770,674 shares, except that TVIM-4, the general partner of TVI-4, may be deemed to have sole dispositive power, and Johnston, Kagle,
                                              Marquardt, McMurtry and Wilson, the memebrs of TVIM-4, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       770,674
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                      3.84%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                         PN
------------ ---------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILING OUT!


----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 74837P108                                               13 G                  Page 3 of 21 Pages
----------------------------------------------------------                     ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      TVI Partners-4, L.P. ("TVIP-4")
                      Tax ID Number:  94-3084677
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       90,079 shares, except that TVIM-4, the general partner of TVIP-4, may
           OWNED BY EACH                      be deemed to have sole voting power, and Johnston, Kagle, Marquardt,
             REPORTING                        McMurtry and Wilson, the members of TVIM-4, may be deemed to have
              PERSON                          shared power to vote these shares.
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              90,079 shares, except that TVIM-4, the general partner of TVIP-4, may be deemed to have sole dispositive power, and Johnston, Kagle,
                                              Marquardt, McMurtry and Wilson, the members of TVIM-4, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                      90,079
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                 [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.45%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                       PN
------------ ---------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILING OUT!


----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 74837P108                                               13 G                  Page 4 of 21 Pages
----------------------------------------------------------                     ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      TVI Associates-4, L.P. ("TVIA-4")
                      Tax ID Number:  94-3154357
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       5,020 shares, except that TVIM-4, the general partner of TVIA-4, may
           OWNED BY EACH                      be deemed to have sole voting power, and Johnston, Kagle, Marquardt,
             REPORTING                        McMurtry and Wilson, the members of TVIM-4, may be deemed to have
              PERSON                          shared power to vote these shares.
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              5,020 shares, except that TVIM-4, the general partner of TVIA-4, may be deemed to have sole dispositive power, and Johnston, Kagle,
                                              Marquardt, McMurtry and Wilson, the members  of TVIM-4, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,020
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                 [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.03%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                       PN
------------ ---------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 74837P108                                               13 G                  Page 5 of 21 Pages
----------------------------------------------------------                     ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      TVI Associates-4 1988, L.P. ("TVIA `88-4")
                      Tax ID Number:  94-3084676
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       234 shares, except that TVIM-4, the general partner of TVIA `88-4, may
           OWNED BY EACH                      be deemed to have sole voting power, and John Johnston, Kagle,
             REPORTING                        Marquardt, McMurtry and Wilson, the members of TVIM-4, may be deemed
              PERSON                          to have shared power to vote these shares.
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              234 shares, except that TVIM-4, the general partner of TVIA `88-4, may be deemed to have sole dispositive power, and Johnston, Kagle,
                                              Marquardt, McMurtry and Wilson, the members of TVIM-4, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       234
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                     PN
------------ ---------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 74837P108                                               13 G                  Page 6 of 21 Pages
----------------------------------------------------------                     ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      TVI Management-4, L.P. ("TVIM-4")
                      Tax ID Number:  94-3088676
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       866,007 shares, of which 770,674 shares are directly owned by TVI-4,
           OWNED BY EACH                      90,079 shares are directly owned by TVIP-4, 5,020 shares are directly
             REPORTING                        owned by TVIA-4 and 234 shares are directly owned by TVIA `88-4.
              PERSON                          TVIM-4 is the general partner of TVI-4, TVIP-4, TVIA-4 and TVIA `88-4,
               WITH                           and may be deemed to have sole power to vote such shares.  Johnston,
                                              Kagle, Marquardt, McMurtry and Wilson, the members of TVIM-4, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              866,007 shares, of which 770,674 shares are directly owned by TVI-4,
                                              90,079 shares are directly owned by TVIP-4, 5,020 shares are directly owned by TVIA-4 and 234 shares are directly owned by TVIA `88-4.
                                              TVIM-4 is the general partner of TVI-4, TVIP-4, TVIA-4 and TVIA `88-4, and may be deemed to have sole power to dispose of these shares.
                                              Johnston, Kagle, Marquardt, McMurtry and Wilson, the members of
                                              TVIM-4, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       866,007
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                      4.32%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                         PN
------------ ---------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 74837P108                                               13 G                  Page 7 of 21 Pages
----------------------------------------------------------                     ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Technology Venture Investors-3, L.P. ("TVI-3")
                      Tax ID Number:  94-2944879
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             California
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       84,131 shares, except that TVI Management-3, L.P. ("TVIM-3") the
           OWNED BY EACH                      general partner of TVI-3, may be deemed to have sole voting power, and
             REPORTING                        Johnston, Kagle, Marquardt, McMurtry and Wilson, the members of
              PERSON                          TVIM-3, may be deemed to have shared power to vote these shares.
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              84,131 shares, except that TVIM-3, the general partner of TVI-3, may be deemed to have sole dispositive power, and Johnston, Kagle,
                                              Marquardt, McMurtry and Wilson, the members of TVIM-3, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       84,131
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                  [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                     0.42%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                        PN
------------ ---------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 74837P108                                               13 G                  Page 8 of 21 Pages
----------------------------------------------------------                     ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      TVI Management-3, L.P. ("TVIM-3")
                      Tax ID Number:  94-2944878
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             California
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       85,746 shares, of which 1,615 shares are directly owned by TVIM-3 and
           OWNED BY EACH                      84,131 shares are directly owned by TVI-3. TVIM-3 is the general
             REPORTING                        partner of TVI-3 and may be deemed to have sole voting power with
              PERSON                          respect to such shares. Johnston, Kagle, Marquardt, McMurtry and
               WITH                           Wilson, the members of TVIM-3, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              85,746 shares, of which 1,615 shares are directly owned by TVIM-3 and
                                              84,131 shares are directly owned by TVI-3. TVIM-3 is the general partner of TVI-3 and may be deemed to have sole dispositive power with respect to such shares. Johnston, Kagle, Marquardt, McMurtry and
                                              Wilson, the members of TVIM-3, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                      85,746
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                 [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.43%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                       PN
------------ ---------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 74837P108                                               13 G                  Page 9 of 21 Pages
----------------------------------------------------------                     ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      John Johnston ("Johnston")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       17,608 shares
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING               6        SHARED VOTING POWER
              PERSON                          951,753 shares, of which 84,131 shares are directly owned by TVI-3,
               WITH                           1,615 shares are directly owned by TVIM-3, 770,674 shares are directly owned by TVI-4, 90,079 shares are directly owned by TVIP-4, 5,020 shares are directly owned by TVIA-4 and 234 shares are directly owned by TVIA `88-4.  Johnston is a member of TVIM-3, the general partner of
                                              TVI-3, and is a member of TVIM-4, the general partner of TVI-4,
                                              TVIP-4, TVIA-4 and TVIA `88-4, and may be deemed to have shared power to vote such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              17,608 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              951,753 shares, of which 84,131 shares are directly owned by TVI-3,
                                              1,615 shares are directly owned by TVIM-3, 770,674 shares are directly owned by TVI-4, 90,079 shares are directly owned by TVIP-4, 5,020 shares are directly owned by TVIA-4 and 234 shares are directly owned by TVIA `88-4.  Johnston is a member of TVIM-3, the general partner of
                                              TVI-3, and is a member of  TVIM-4, the general partner of TVI-4,
                                              TVIP-4, TVIA-4 and TVIA `88-4, and may be deemed to have shared power to dispose of such shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       969,361
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                      4.83%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                         IN
------------ ---------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILING OUT!


----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 74837P108                                               13 G                  Page 10 of 21 Pages
----------------------------------------------------------                     ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      David F. Marquardt ("Marquardt")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       35,639 shares
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING               6        SHARED VOTING POWER
              PERSON                          951,753 shares, of which 84,131 shares are directly owned by TVI-3,
               WITH                           1,615 shares are directly owned by TVIM-3, 770,674 shares are directly owned by TVI-4, 90,079 shares are directly owned by TVIP-4, 5,020 shares are directly owned by TVIA-4 and 234 shares are directly owned by TVIA `88-4.  Marquardt is a member of TVIM-3, the general partner of TVI-3, and is a member of TVIM-4, the general partner of TVI-4,
                                              TVIP-4, TVIA-4 and TVIA `88-4, and may be deemed to have shared power to vote such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              35,639 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              951,753 shares, of which 84,131 shares are directly owned by TVI-3,
                                              1,615 shares are directly owned by TVIM-3, 770,674 shares are directly owned by TVI-4, 90,079 shares are directly owned by TVIP-4, 5,020 shares are directly owned by TVIA-4 and 234 shares are directly owned by TVIA `88-4.  Marquardt is a member of TVIM-3, the general partner of TVI-3, and is a member of TVIM-4, the general partner of TVI-4,
                                              TVIP-4, TVIA-4 and TVIA `88-4, and may be deemed to have shared power to dispose of such shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       987,392
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                      4.92%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                         IN
------------ ---------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 74837P108                                               13 G                  Page 11 of 21 Pages
----------------------------------------------------------                     ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Robert C. Kagle ("Kagle")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       17,608 shares
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING               6        SHARED VOTING POWER
              PERSON                          951,753 shares, of which 84,131 shares are directly owned by TVI-3,
               WITH                           1,615 shares are directly owned by TVIM-3, 770,674 shares are directly owned by TVI-4, 90,079 shares are directly owned by TVIP-4, 5,020 shares are directly owned by TVIA-4 and 234 shares are directly owned by TVIA `88-4.  Kagle is a member of TVIM-3, the general partner of
                                              TVI-3, and is a member of TVIM-4, the general partner of TVI-4,
                                              TVIP-4, TVIA-4 and TVIA `88-4, and may be deemed to have shared power to vote such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              17,608 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              951,753 shares, of which 84,131 shares are directly owned by TVI-3,
                                              1,615 shares are directly owned by TVIM-3, 770,674 shares are directly owned by TVI-4, 90,079 shares are directly owned by TVIP-4, 5,020 shares are directly owned by TVIA-4 and 234 shares are directly owned by TVIA `88-4.  Kagle is a member of TVIM-3, the general partner of
                                              TVI-3, and is a member of TVIM-4, the general partner of TVI-4,
                                              TVIP-4, TVIA-4 and TVIA `88-4, and may be deemed to have shared power to dispose of such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                     969,361
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                 [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    4.83%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                       IN
------------ ---------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILING OUT!


----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 74837P108                                               13 G                  Page 12 of 21 Pages
----------------------------------------------------------                     ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Burton J. McMurtry ("McMurtry")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING               6        SHARED VOTING POWER
              PERSON                          951,753 shares, of which 84,131 shares are directly owned by TVI-3,
               WITH                           1,615 shares are directly owned by TVIM-3, 770,674 shares are directly owned by TVI-4, 90,079 shares are directly owned by TVIP-4, 5,020 shares are directly owned by TVIA-4 and 234 shares are directly owned by TVIA `88-4.  McMurtry is a member of TVIM-3, the general partner of
                                              TVI-3, and is a member of TVIM-4, the general partner of TVI-4,
                                              TVIP-4, TVIA-4 and TVIA `88-4, and may be deemed to have shared power to vote such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              951,753 shares, of which 84,131 shares are directly owned by TVI-3,
                                              1,615 shares are directly owned by TVIM-3, 770,674 shares are directly owned by TVI-4, 90,079 shares are directly owned by TVIP-4, 5,020 shares are directly owned by TVIA-4 and 234 shares are directly owned by TVIA `88-4.  McMurtry is a member of TVIM-3, the general partner of
                                              TVI-3, and is a member of TVIM-4, the general partner of TVI-4,
                                              TVIP-4, TVIA-4 and TVIA `88-4, and may be deemed to have shared power to dispose of such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       951,753
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                      4.75%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                         IN
------------ ---------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 74837P108                                               13 G                  Page 13 of 21 Pages
----------------------------------------------------------                     ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Mark G. Wilson ("Wilson")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       1,652 shares
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING               6        SHARED VOTING POWER
              PERSON                          951,753 shares, of which 84,131 shares are directly owned by TVI-3,
               WITH                           1,615 shares are directly owned by TVIM-3, 770,674 shares are directly owned by TVI-4, 90,079 shares are directly owned by TVIP-4, 5,020 shares are directly owned by TVIA-4 and 234 shares are directly owned by TVIA `88-4.  Wilson is a member of TVIM-3, the general partner of
                                              TVI-3, and is a member of TVIM-4, the general partner of TVI-4,
                                              TVIP-4, TVIA-4 and TVIA `88-4, and may be deemed to have shared power to vote such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,652 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              951,753 shares, of which 84,131 shares are directly owned by TVI-3,
                                              1,615 shares are directly owned by TVIM-3, 770,674 shares are directly owned by TVI-4, 90,079 shares are directly owned by TVIP-4, 5,020 shares are directly owned by TVIA-4 and 234 shares are directly owned by TVIA `88-4.  Wilson is a member of TVIM-3, the general partner of
                                              TVI-3, and is a member of TVIM-4, the general partner of TVI-4,
                                              TVIP-4, TVIA-4 and TVIA `88-4, and may be deemed to have shared power to dispose of such shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       953,405
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    4.75%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             IN
------------ ---------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 21 Pages


ITEM 1(a).        NAME OF ISSUER:

                  QuickLogic Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1277 Orleans Drive
                  Sunnyvale, California 94089

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by Technology Venture Investors-3, L.P., a California limited partnership ("TVI-3"), TVI Management-3, L.P., a California limited partnership ("TVIM-3"), Technology Venture Investors-4, L.P., a Delaware limited partnership ("TVI-4"), TVI Partners-4, L.P., a Delaware limited partnership ("TVIP-4"), TVI Associates-4, L.P., a Delaware limited partnership ("TVIA-4"), TVI
                  Associates-4 1988, L.P., a Delaware limited partnership ("TVIA-`88-4"), TVI Management-4, L.P., a Delaware limited partnership ("TVIM-4"), Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry ("McMurtry"), Mark
                  G. Wilson ("Wilson") and John R. Johnston ("Johnston"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  TVIM-3 is the general partner of TVI-3, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by TVI-3. Kagle, Marquardt, McMurtry, Wilson and Johnston are the members of TVIM-3, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by TVI-3 and TVIM-3.

                  TVIM-4 is the general partner of TVI-4, TVIP-4, TVIA-4 and TVIA `88-4, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by TVI-4, TVIP-4, TVIA-4 and TVIA `88-4. Kagle, Marquardt, McMurtry, Wilson and Johnston are the members of TVIM-4, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by TVI-4, TVIP-4, TVIA-4 and TVIA `88-4.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal office for each of the Reporting Persons is:

                  Technology Venture Investors
                  2480 Sand Hill Road, Suite 101
                  Menlo Park, CA  94025

                               Page 15 of 21 Pages

ITEM 2(c)         CITIZENSHIP:

                  TVI-3 and TVIM-3 are California limited partnerships, TVI-4, TVIM-4, TVIP-4, TVIA-4 and TVIA `88-4 are Delaware limited partnerships, and Kagle, Marquardt, McMurtry, Wilson and Johnston are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP # 74837P108

ITEM 3.           Not Applicable

                               Page 16 of 21 Pages


ITEM 4.           OWNERSHIP:

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                        (a) Amount beneficially owned:

                                    See Row 9 of cover  page for each  Reporting
                                    Person.

                        (b) Percent of Class:

                                    See Row 11 of cover page for each  Reporting
                                    Person.

                        (c) Number of shares as to which such person has:

                                (i) Sole power to vote or to direct the vote:

                                    See Row 5 of cover  page for each  Reporting
                                    Person.

                                (ii) Shared power to vote or to direct the vote:

                                    See Row 6 of cover  page for each  Reporting
                                    Person.

                                (iii) Sole power to dispose or to direct the disposition of:

                                    See Row 7 of cover  page for each  Reporting
                                    Person.

                                (iv) Shared power to dispose or to direct the disposition of:

                                    See Row 8 of cover  page for each  Reporting
                                    Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

                               Page 17 of 21 Pages


ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of TVI-3, TVI-4, TVIP-4, TVIA-4, TVIA `88-4, TVIM-3 and TVIM-4, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 13, 2001

Entities:     Technology Venture Investors-4, L.P.
              TVI Partners-4, L.P.
              TVI Associates-4, L.P.
              TVI Associate-4 1988, L.P.
              Technology Venture Investors-3, L.P.
              TVI Management-3, L.P
              TVI Management-4, L.P.

                                                By: /s/ Mark G. Wilson
                                                --------------------------------
                                                Mark G. Wilson, Attorney-in-Fact
                                                for the above listed entities

Individuals:  Mark G. Wilson
              John Johnston
              Robert C. Kagle
              David F. Marquardt
              Burton J. McMurtry

                                                By: /s/ Mark G. Wilson
                                               --------------------------------=
                                                Mark G. Wilson, Attorney-in-Fact
                                                for the above listed individuals

                              Page 19 of 21 Pages


                                  EXHIBIT INDEX


                                                                  Found on
                                                                Sequentially
Exhibit                                                         Numbered Page

Exhibit A:  Agreement of Joint Filing                                20

Exhibit B:  Reference to Mark G. Wilson as Attorney-in-Fact          21

                              Page 20 of 21 Pages


                                    EXHIBIT A



                            Agreement of Joint Filing

         The Reporting persons have agreed that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Quicklogic Corporation shall be filed on behalf of each of the Reporting Persons. Note that a copy of the applicable Agreement of Joint Filing is already filed with the appropriate agencies.

                              Page 21 of 21 Pages


                                    EXHIBIT B

         Reference to Mark G. Wilson as Attorney-in-Fact

         Mark G. Wilson has signed the enclosed documents as Attorney-in-Fact. Note that copies of the applicable Power of Attorney are already on file with the appropriate agencies.